Exhibit 99.1

News Announcement

CONTACT:
Saul V. Reibstein	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/401-2049	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

Conference Call:	Today, April 28, 2016 at 9:00 a.m. ET
Dial-in number:	212/231-2929
Webcast:	www.pngaming.com
Replay information provided below

PENN NATIONAL GAMING FIRST QUARTER REVENUE RISES 13.9%

TO $756.5 MILLION AND ADJUSTED EBITDA INCREASES 15.5%

TO $212.9 MILLION

- Establishes 2016 Second Quarter Guidance and Updates 2016 Full Year Guidance -

Wyomissing, PA (April 28, 2016) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National Gaming,” “Penn National,” “Penn,” or the “Company”) today reported operating results for the three months ended March 31, 2016, as summarized below.

Summary of First Quarter Results

	Three Months Ended March 31,
(in millions, except per share data)	2016 Actual	2016 Guidance (2)	2015 Actual
Net revenues	$756.5	$756.9	$664.1
Adjusted EBITDA (1)	212.9	203.1	184.4
Less: Impact of stock compensation, non-operating items for Kansas JV, depreciation and amortization, changes in the estimated fair value of contingent purchase price, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(189.2)	(191.0)	(182.5)
Net income	$23.7	$12.1	$1.9

Diluted earnings per common share	$0.26	$0.13	$0.02

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of the contingent purchase price payable to the previous owners of Plainridge Racecourse and gain or loss on disposal of assets. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).  Adjusted EBITDA excludes payments pursuant to the Company’s Master Lease (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”), as the transaction was accounted for as a financing obligation.  Payments to GLPI totaled $111.4 million and $108.8 million for the three months ended March 31, 2016 and 2015, respectively.

(2)         The guidance figures in the table above present the guidance Penn National Gaming provided on February 4, 2016 for the three months ended March 31, 2016.

Review of First Quarter 2016 Results vs. Guidance

	Three Months
	Ended
	March 31, 2016
	Pre-tax	After-tax
	(in thousands) (unaudited)

Income, per guidance (1)	$21,280	$12,130

Adjusted EBITDA variances:
Positive operating segment variance	8,680	5,294
Favorable litigation settlement for Joliet and Aurora	667	422
Other	477	304
Total Adjusted EBITDA variances from guidance	9,824	6,020

Gain on sale of Raceway Park assets	1,099	695
Contingent purchase price variance	1,479	942
Foreign currency translation losses	(2,426)	(1,546)
Other	186	113
Tax variance	—	5,354
Income, as reported	$31,442	$23,708

(1)         The guidance figure in the table above presents the guidance Penn National Gaming provided on February 4, 2016 for the three months ended March 31, 2016.

Timothy J. Wilmott, President and Chief Executive Officer, commented, “The 15.5% year-over-year increase in 2016 first quarter adjusted EBITDA to $212.9 million, exceeded guidance based on our continued progress in driving operating efficiencies and margins combined with meaningful contributions from our expansion initiatives over the last year, including Plainridge Park Casino, Tropicana Las Vegas and Prairie State Gaming.  Notably, first quarter adjusted EBITDA exceeded guidance by 4.3% even after excluding the favorable litigation settlements and other positive non-operating adjusted EBITDA variances.

“Adjusted EBITDA margin growth in the East/Midwest segment reflects year-over-year revenue and adjusted EBITDA improvements at all four of our Ohio properties, which continue to ramp, and led to an overall 15.7% increase in this segment’s adjusted EBITDA.  The 12.2% increase in our West segment adjusted EBITDA reflects the contribution from last August’s acquisition of Tropicana Las Vegas. Our Southern Plains segment delivered a 6.7% year-over-year increase in first quarter adjusted EBITDA as margin strength across our casinos in this segment were offset by the lower margin Prairie State Gaming video gaming terminal operations which were acquired last September. On an overall basis, Penn National’s ongoing execution of strategies to improve operating efficiencies drove consolidated first quarter 2016 adjusted EBITDA margin growth of approximately 58 basis points on a year-over-year basis to 32.0%, excluding the favorable property litigation settlements and the impact of the lower margin Tropicana Las Vegas and Prairie State Gaming operations.  Notably, on a same facility basis, all three operating segments delivered year-over-year improvements in adjusted EBITDA margins.

“Since acquiring Tropicana Las Vegas for $360 million, we’ve reconfigured the gaming floor with updated slots, altered game placements and refined the table game mix. In addition, earlier this month, we launched Sky Beach Day Club, the property’s outdoor day club at the pool. Our initial facility enhancements and operational improvements have already strengthened the property’s results and we are now focused on improving the food and beverage offerings at the property.

“With the recent introduction of Marquee Rewards at the Tropicana Las Vegas, we have begun marketing the property to our database of nearly three million active regional gaming customers, a significant percentage of which regularly visit Las Vegas. We expect that over time, this transition will enable us to attract new and more profitable customer segments to Tropicana Las Vegas.  In addition, the property is poised to benefit from the improving Las Vegas economic environment, including the new attractions and activity on the south end of the Strip, such as the new 20,000-seat capacity arena that opened earlier this month.  Longer-term, we continue to evaluate additional non-gaming amenities and other potential enhancements, with the scope, budget and timing of any such improvements to be based upon property results as well as customer demand.

“One of Penn National’s key growth catalysts this year is the mid-summer opening of the $390 million Hollywood Casino Jamul-San Diego, for which we are acting as developer, manager and lender.  The property is a spectacular three-story gaming and entertainment facility, with the region’s most convenient access to the local downtown San Diego population.  Hollywood Casino Jamul-San Diego will open with more than 1,700 slot machines, 43 live table games, an upscale lounge featuring national and regional entertainment, a beer garden, a broad range of dining amenities including a four-venue food court and Tony Gwynn’s Sports Pub, and an eight-story partially subterranean parking garage with over 1,800 parking spaces. Earlier this month, the County of San Diego Board of Supervisors approved a Memorandum of Understanding between the County and the Jamul Indian Village, which, along with a Fire Services Agreement, provides funding to the County for fire and public safety services, and for County roadway improvements.  Throughout the first quarter we continued to pursue third party financing for the Jamul Indian Village note and remain confident in the overall economics of this project and prospects for permanent financing at a time that is optimal for both the Jamul Indian Village and Penn National.

“We also continue to advance our initiatives in social gaming, which represent emerging growth platforms that complement our expanding regional gaming portfolio. Last week we announced the launch of our new mobile social casino game, Hollywood Slots, which features exclusive content incorporating entertaining elements of Penn National’s popular Hollywood brand.  The launch of Hollywood Slots further expands Penn National’s presence in the social casino marketplace, providing players with an outstanding suite of mobile games which we expect to generate incremental revenue as well as increase customer engagement through anytime, anywhere social casino games available for any screen.

“In addition, we are encouraged by the results being achieved by the deployment of Scientific Games’ Play4Fun platform, HollywoodCasino.com.  Since its launch during the third quarter of 2015, this offering has begun to generate revenues, enhance our customer data base analytics and has been rolled out across all of our gaming properties as we seek to address the significant portion of our database members that already participate in social and online gaming.

“Our first quarter results mark a strong start to 2016 and with regional gaming trends remaining solid, we are confident in our prospects for continued growth this year based on the macro-economic environment, the abilities of our operating teams to drive improved adjusted EBITDA margins from existing properties, the mid-summer opening of Hollywood Casino Jamul-San Diego, and the ongoing ramp of our recently opened or acquired operations in Ohio, Massachusetts, Nevada and Illinois.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s ongoing development project:

Project/Scope	New Gaming Positions	Planned Total Budget		Amount Expended through March 31, 2016		Expected Opening Date
	(in millions) (unaudited)
Jamul Indian Village project (CA) - Construction continues at the site for this new Hollywood Casino branded gaming operation which Penn will manage. The facility is anticipated to feature over 1,700 slot machines, 43 live table games including poker, multiple restaurants, bars and lounges.	1,958	$390	(1)	$209.9	(1)	mid-summer 2016

(1) As disclosed previously, funds advanced for this project are accounted for as a loan.  The budget and expended amounts exclude the purchase of a $60 million subordinated promissory note from the previous developer of the project during the fourth quarter of 2015 for $24 million.

Financial Guidance

Reflecting the current operating and competitive environment, the table below sets forth 2016 second quarter and full year guidance targets for financial results based on the following assumptions:

•                  A mid-summer opening of Hollywood Casino Jamul-San Diego and no third party financing obtained for the facility during 2016;

•                  MGM National Harbor opens in the fourth quarter of 2016 impacting Hollywood Casino at Charlestown Races;

•                  A full year contribution from the Company’s management contract for Casino Rama;

•                  Full year corporate overhead expenses of $81.5 million, with $20.2 million to be incurred in the second quarter of 2016;

•                  Depreciation and amortization charges in 2016 of $267.5 million, with $67.3 million in the second quarter of 2016, which includes depreciation expense related to real property leased from GLPI;

•                  Payments to GLPI of $445.4 million in 2016, with $111.8 million in the second quarter of 2016, which will reduce our March 31, 2016 financing obligation by $13.0 million at June 30, 2016 and $37.9 million at December 31, 2016, respectively, with the remaining payments recorded as interest expense.

•                  Our rent coverage ratio for year three of the Master Lease at March 31, 2016 is 1.80 and we expect to incur the maximum rent escalation of $5.1 million at October 31, 2016, which is the conclusion of year three of the Master Lease, of which $0.9 million will be incurred in 2016 and is reflected within interest expense;

•                  Interest expense in 2016 of $466.9 million, with $115.9 million in the second quarter of 2016, which includes the interest expense related to the Master Lease financing obligation with GLPI;

•                  Non-cash accrued interest income on the loan to the Jamul Tribe of $11.5 million, with $6.5 million accrued in the second quarter of 2016;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV will total $10.3 million for 2016, with $2.6 million to be incurred in the second quarter of 2016;

•                  Estimated non-cash stock compensation expenses of $7.6 million for 2016, with $2.0 million to be incurred in the second quarter of 2016;

•                  LIBOR is based on the forward yield curve;

•                  A diluted share count of approximately 91.9 million shares for the full year 2016; and

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending June 30,		Full Year Ending December 31,
(in millions, except per share data)	2016 Guidance	2015 Actual	2016 Revised Guidance	2016 Prior Guidance (1)	2015 Actual
Net revenues	$786.8	$701.0	$3,053.5	$3,053.9	$2,838.4
Adjusted EBITDA	225.5	195.4	851.0	841.2	796.3
Less: Impact of stock compensation, impairment charges, insurance recoveries, non-operating items for Kansas JV, depreciation and amortization, changes in the estimated fair value of contingent purchase price, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(200.4)	(192.4)	(771.0)	(771.4)	(795.6)
Net income (loss)	$25.1	$3.0	$80.0	$69.8	$0.7

Diluted earnings (loss) per common share	$0.27	$0.03	$0.87	$0.76	$0.01

(1)         The guidance figures in the table above present the guidance Penn National Gaming provided on February 4, 2016 for the full year ended December 31, 2016.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended March 31,		Three Months Ended March 31,
	2016	2015	2016	2015
East/Midwest (1)	$437,457	$386,544	$134,798	$116,477
West (2)	87,559	62,585	20,055	17,879
Southern Plains (3)	225,235	210,269	77,694	72,806
Other (4)	6,200	4,740	(19,664)	(22,783)
Total	$756,451	$664,138	$212,883	$184,379

(1)         The East/Midwest reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Lawrenceburg, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, and Plainridge Park Casino, which opened on June 24, 2015.  It also includes the Company’s Casino Rama management service contract.  Our East/Midwest segment results for the three months ended March 31, 2015 included preopening costs of $2.5 million, partially offset by a property tax refund of approximately $2.0 million.

(2)         The West reportable segment consists of the following properties: Zia Park Casino, the M Resort and Tropicana Las Vegas, which was acquired on August 25, 2015, as well as the Jamul Indian Village project, which the Company anticipates completing mid-summer of 2016.

(3)         The Southern Plains reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, and Hollywood Casino St. Louis and Prairie State Gaming, which was acquired on September 1, 2015, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway.

(4)         The Other category consists of the Company’s standalone racing operations, namely Rosecroft Raceway, Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.  The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn’s social gaming initiatives.

The Other category also includes the Company’s corporate overhead costs, which were $20.6 million for the three months ended March 31, 2016, as compared to corporate overhead costs of $23.2 million for the three months ended March 31, 2015. Corporate overhead costs included cash-settled stock-based compensation charges of $4.9 million for the three months ended March 31, 2016 compared to $9.0 million for the corresponding period in the prior year. Results for the first quarter of 2016 also included severance costs of $0.5 million.

The Company recently announced a realignment of its reporting structure that will result in certain changes to our reportable segments.  We plan to finalize these changes to our internal management reporting system in the second quarter which will result in the following three geographic regions:  Northeast, Midwest and South/West.  Therefore, we anticipate providing supplemental disclosures that will restate our historical segment information for each quarter in 2014 and 2015 as well as the first quarter of 2016 in the first quarter Form 10-Q to conform to our new structure. The changes in the segment reporting will have no effect on the Company’s previously reported consolidated operating results.

Reconciliation of Net income (GAAP) to Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net income	$23,708	$1,869
Income tax provision	7,734	10,415
Other	2,426	(3,089)
Income from unconsolidated affiliates	(4,609)	(3,982)
Interest income	(5,240)	(1,870)
Interest expense	116,512	108,346
Income from operations	$140,531	$111,689
(Gain) loss on disposal of assets	(1,101)	153
Charge for stock compensation	1,455	2,084
Contingent purchase price	(1,201)	351
Depreciation and amortization	66,020	63,369
Income from unconsolidated affiliates	4,609	3,982
Non-operating items for Kansas JV	2,570	2,751
Adjusted EBITDA	$212,883	$184,379

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended March 31, 2016

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$111,140	$13,833	$60,158	$(44,600)	$140,531
Charge for stock compensation	—	—	—	1,455	1,455
Depreciation and amortization	24,840	6,205	10,281	24,694	66,020
Contingent purchase price	(1,201)	—	—	—	(1,201)
Loss (gain) on disposal of assets	19	17	(33)	(1,104)	(1,101)
Income from unconsolidated affiliates	—	—	4,718	(109)	4,609
Non-operating items for Kansas JV (1)	—	—	2,570	—	2,570
Adjusted EBITDA	$134,798	$20,055	$77,694	$(19,664)	$212,883

Three Months Ended March 31, 2015

	East/Midwest	West	Southern Plains	Other	Total
Income (loss) from operations	$90,863	$15,526	$55,385	$(50,085)	$111,689
Charge for stock compensation	—	—	—	2,084	2,084
Depreciation and amortization	25,385	2,172	10,782	25,030	63,369
Contigent purchase price	351	—	—	—	351
(Gain) loss on disposal of assets	(122)	181	100	(6)	153
Income from unconsolidated affiliates	—	—	3,788	194	3,982
Non-operating items for Kansas JV (1)	—	—	2,751	—	2,751
Adjusted EBITDA	$116,477	$17,879	$72,806	$(22,783)	$184,379

(1)         Adjusted EBITDA excludes our share of the impact of non-operating items (such as depreciation and amortization) from our joint venture in Kansas Entertainment.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2016	2015

Revenues
Gaming	$656,701	$591,336
Food, beverage, hotel and other	137,848	108,763
Management service fee	2,473	1,927
Revenues	797,022	702,026
Less promotional allowances	(40,571)	(37,888)
Net revenues	756,451	664,138

Operating expenses
Gaming	335,317	294,895
Food, beverage, hotel and other	98,079	77,929
General and administrative	116,504	116,256
Depreciation and amortization	66,020	63,369
Total operating expenses	615,920	552,449
Income from operations	140,531	111,689

Other income (expenses)
Interest expense	(116,512)	(108,346)
Interest income	5,240	1,870
Income from unconsolidated affiliates	4,609	3,982
Other	(2,426)	3,089
Total other expenses	(109,089)	(99,405)

Income from operations before income taxes	31,442	12,284
Income tax provision	7,734	10,415
Net income	$23,708	$1,869

Earnings per common share:
Basic earnings per common share	$0.26	$0.02
Diluted earnings per common share	$0.26	$0.02

Weighted-average common shares outstanding:
Basic	80,968	79,400
Diluted	91,091	90,392

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

	March 31, 2016	December 31, 2015

Cash and cash equivalents	$214,238	$237,009

Bank Debt	$1,230,031	$1,239,049
Notes	296,413	296,252
Other long term obligations (1)	167,968	175,658
Total Debt (2)	$1,694,412	$1,710,959

Financing obligation with GLPI (3)	$3,551,981	$3,564,629

(1)         Other long term obligations at March 31, 2016 include $125.3 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, $14.4 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg and $28.2 million related to capital lease obligations primarily attributable to a corporate airplane lease.

(2)         Although our joint venture in Kansas Entertainment is accounted for as an equity method investment and is not consolidated, this joint venture had no debt outstanding at March 31, 2016 or December 31, 2015.

(3)         The financing obligation is calculated based on the present value of the future minimum lease payments over the remaining lease term, which includes all renewal options since they were reasonably assured of being exercised at lease inception.

The Company’s Master Lease with GLPI is accounted for as a financing obligation.  As such, payments to GLPI are recorded as interest expense and a reduction to our financing obligation.  The table below reflects the total payments to GLPI for the three months ended March 31, 2016 and 2015 and the treatment of these payments on Penn’s financial statements.

	Three Months Ended March 31,
	2016	2015

Reduction in GLPI financing obligation	$12,648	$12,475
Amount attributable to interest expense	98,748	96,370
Total payments to GLPI	$111,396	$108,845

The Company’s definition of adjusted EBITDA adds back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment for the three months ended March 31, 2016 and 2015.

	Three Months Ended March 31,
	2016	2015

Cash flow distributions	$7,400	$8,000

Diluted Share Count Methodology

In connection with the spin-off, Penn National Gaming completed its exchange and repurchase transaction with an affiliate of Fortress Investment Group, LLC (“Fortress”) on October 11, 2013, which resulted in the repurchase of $627 million of its Series B Preferred Stock and the issuance of 8,624 shares of Series C Preferred Stock, which is equivalent to 8,624,000 common shares upon sale by Fortress to a third party.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA is used by management as the primary measure of the Company’s operating performance. We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of contingent purchase price to the previous owners of Plainridge Racecourse, gain or loss on disposal of assets, and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA excludes payments associated with our Master Lease agreement with GLPI as the transaction was accounted for as a financing obligation. Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is the principal basis for the valuation of gaming companies, and that it is considered by many to be a better indicator of the Company’s operating results than net income (loss) per GAAP. Management uses adjusted EBITDA as the primary measures of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as alternatives to operating income, as indicators of the Company’s operating performance, as alternatives to cash flows from operating activities, as measures of liquidity, or as any other measures of performance determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA. It should also be noted that other gaming companies that report adjusted

EBITDA information may calculate adjusted EBITDA in a different manner than the Company and therefore, comparability may be limited.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA, as well as the Company’s income (loss) from operations per GAAP to adjusted EBITDA, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2929. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment.  At March 31, 2016, the Company operated twenty-seven facilities in seventeen jurisdictions, including Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  At March 31, 2016, in aggregate, Penn National Gaming operated approximately 33,400 gaming machines, 800 table games and 4,600 hotel rooms.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties, including future plans, strategies, performance, developments, acquisitions, capital expenditures, and operating results.  Actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive improved adjusted EBITDA margins; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, our ability to secure federal, state and local permits and approvals necessary for our construction projects; construction factors, including delays, unexpected remediation costs, local opposition, organized labor, and increased cost of labor and materials; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet, sweepstakes based and taverns); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our ability to maintain market share in established markets and ramp up operations at our recently opened facilities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings, for example, the ongoing litigation by the Ohio Roundtable addressing the legality of gaming in Ohio; changes in accounting standards; the impact of weather; with regard to our recent Restatement, risks relating the remediation of any material weaknesses and the costs to strengthen our internal control structure, potential investigations, litigation or other proceedings by governmental authorities, stockholders or other parties, and the risks related to the impact of the recent restatement of the Company’s financial statements on the Company’s reputation, development projects, joint ventures and other commercial contracts; the ability of the Company to generate sufficient future taxable income to realize its deferred tax assets; with respect to the proposed Jamul project near San Diego, California, particular risks associated with financing/refinancing a project of this type, sovereign immunity, local opposition (including several pending lawsuits), building a complex project on a relatively small parcel and the receipt of all necessary permits and licenses; with respect to our Massachusetts project, the ultimate location and timing of the other gaming facilities in the state and region; with respect to our social and other interactive gaming endeavors, risks related to ultimate profitability, cyber-security, data privacy, intellectual property and legal and regulatory challenges; with respect to Prairie State Gaming, risks relating to our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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